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STOCK PURCHASE AGREEMENT

BETWEEN

EDWARDS LIFESCIENCES (U.S.) INC.,

FRANCONIA ACQUISITION LLC

AND

FRESENIUS MEDICAL CARE HOLDINGS, INC.

Dated as of June 1, 2001

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ii

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    STOCK PURCHASE AGREEMENT, dated as of June 1, 2001 (the "Agreement"), between Edwards Lifesciences (U.S.) Inc. (the "Seller"), a Delaware corporation and the parent company of Edwards Lifesciences Cardiovascular Resources, Inc., a Pennsylvania corporation (the "Company"), Franconia Acquisition LLC, a Delaware limited liability company (the "Buyer") and Fresenius Medical Care Holdings, Inc., a New York corporation (the "Parent"). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article XII.

    WHEREAS, Seller owns all the issued and outstanding shares of the Common Stock; and

    WHEREAS, this Agreement and the Transactions have been approved by all necessary action on the part of Seller, Buyer and Parent;

    NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

    Section 1.1  Sale and Transfer of Shares.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer all of Seller's right, title and interest in and to 100 shares of the Common Stock (the "Shares"), constituting all of the issued and outstanding Common Stock, free and clear of all Encumbrances, except for restrictions on transfer imposed by the Securities Act or any applicable state securities laws.

    Section 1.2  Purchase Price.  Upon the terms and subject to the conditions contained in this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Buyer of the Shares, at the Closing Buyer shall pay to Seller a total of $45,000,000 in cash, subject to any adjustments pursuant to Section 1.4 and any applicable credits under the Exclusivity Agreement (the "Purchase Price").

    Section 1.3  Manner of Payment.  At the Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to a bank account designated by Seller in writing at least 3 business days prior to the date of the Closing.

    Section 1.4  Closing and Post-Closing Adjustments.

    (a) No later than ninety (90) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller its calculation of Closing Working Capital in accordance with GAAP, applied in a manner consistent with the calculation of Preliminary Working Capital.

    (b) Within fifteen (15) days following receipt of Buyer's calculation of Closing Working Capital, Seller shall inform Buyer in writing of any objections to such calculation (the "Objections"), setting forth written explanations of the Objections and the adjustments which Seller believes should be made; provided, however, that the historical methodology for creating inventory and accounts receivables reserves, which is set forth on Schedule 1.4(b), shall be used by Buyer in the calculation of Closing Working Capital. Following notice of the Objections, Buyer shall have fifteen (15) days to review and respond in writing to the Objections, setting forth written explanations in those areas where it disagrees with the Objections. Buyer and Seller shall then have an additional fifteen (15) days at the end of such period to attempt to resolve the Objections in good faith. During the periods set forth in this Section 1.4(b), the Company shall, and Buyer shall cause the Company to, make available to Seller such employees and records of the Company as may be necessary for the review of the Closing Working Capital.

    (c) If Buyer and Seller are unable to resolve all of their disagreements with respect to the Objections within the time periods specified in Section 1.4(b), they shall refer any unresolved

Objections to a nationally recognized firm of independent certified public accountants as to which the parties mutually agree (the "Arbitrator"). If Buyer and Seller are unable to agree on the Arbitrator within 15 days of the expiration of the time periods specified in Section 1.4(b), then the Arbitrator shall be chosen by lot from among the top five nationally recognized accounting firms after each of Seller and Buyer have disqualified one such accounting firm. The Arbitrator shall determine, based on the information submitted by Buyer and Seller (and not by independent review), and only with respect to the remaining differences so submitted, whether and to what extent Closing Working Capital requires adjustment. The Arbitrator's determination, which shall be given to Buyer and Seller within thirty (30) days of referral to the Arbitrator, shall be final and binding upon the parties hereto. The fees and expenses of such Arbitrator shall be paid one-half by Buyer and one-half by Seller.

    (d) If the Closing Working Capital is greater than the Preliminary Working Capital, then the difference shall be paid by Buyer to Seller within five (5) business days of the final determination of the amount of such adjustment, which shall be payable in cash by wire transfer or delivery of immediately available funds. If the Closing Working Capital is less than the Preliminary Working Capital, then the difference shall be paid by Seller to Buyer within five business days of the final determination of the amount of such adjustment, which shall be payable in cash by wire transfer or delivery of immediately available funds.

    (e) For all Tax purposes, any post-Closing adjustment to the Purchase Price pursuant to this Section 1.4 shall be treated as an adjustment to the Purchase Price.

ARTICLE II

THE CLOSING

    Section 2.1  The Closing.  Upon the terms and subject to the conditions contained in this Agreement, the closing of the Transactions shall take place at Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071 on July 1, 2001 at 12:01 a.m. or such other date as agreed to by each of the parties hereto on which all of the conditions to each party's obligations hereunder have been satisfied or waived; unless another place or time is agreed in writing by each of the parties hereto.

    Section 2.2  Deliveries by Seller.  At the Closing, Seller shall deliver to Buyer:

      (a) one or more certificates representing all of Seller's right, title and interest in and to the Shares, each such certificate to be duly and validly endorsed in favor of Buyer or accompanied by a separate stock power duly and validly executed by Seller with requisite stock transfer stamps, if any, and otherwise sufficient to vest in Buyer good title to such Shares;

      (b) resignations of each director of the Company;

      (c) all of the minute books and stock ledgers for the Company;

      (d) a certificate of Seller's non-foreign status that complies with the requirements of section 1445 of the Code and the Treasury Regulations promulgated thereunder;

      (e) all other previously undelivered documents required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith; and

      (f)  an executed copy of the Noncompetition Agreement.

    Section 2.3  Deliveries by Buyer.  Simultaneously with the Closing, Buyer shall deliver to Seller:

      (a) an amount equal to the Purchase Price in accordance with Section 1.3; and

      (b) all other previously undelivered documents required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

    Except as set forth in the Disclosure Schedule prepared and signed by Seller and delivered to Buyer prior to or simultaneously with the execution hereof and except as disclosed in the Financial Statements, Seller represents and warrants to Buyer as follows:

    Section 3.1  Organization, Standing and Qualification of the Company.  The Company is a corporation duly incorporated and presently subsisting under the laws of the Commonwealth of Pennsylvania. Edwards P.R. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the Business makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Schedule 3.1 sets forth a complete and correct list of all jurisdictions in which the Company is qualified or licensed to do business. Seller has delivered or made available to Buyer complete and correct copies of the Certificate of Incorporation and By-laws of the Company, as currently in effect.

    Section 3.2  Title to the Shares.  Seller has, and upon consummation of the Transactions, Buyer will acquire, title to the Shares, free and clear of all Encumbrances, except restrictions on transfer imposed by the Securities Act, any applicable state securities laws and any Encumbrances created by Buyer.

    Section 3.3  Capitalization.

    (a) The authorized capital stock of the Company consists of 100 shares of Common Stock, all of which are issued and outstanding. All of the Shares are owned beneficially and of record by Seller and have been duly authorized and validly issued and are fully paid and nonassessable. Except for the Transactions, there are no options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company or Seller to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of the Company.

    (b) The Company does not have any equity or debt investment or interest, directly or indirectly, in any Person.

    Section 3.4  Authority Relative to this Agreement.  Seller has the corporate power and authority to execute and deliver the Transaction Agreements and the Exclusivity Agreement and to consummate the Transactions. The execution and delivery of the Transaction Agreements and the Exclusivity Agreement, the performance of Seller's obligations hereunder and thereunder and the consummation by Seller of the Transactions have been duly and validly authorized by all necessary action on the part of Seller. This Agreement and the Exclusivity Agreement have been duly and validly executed and delivered by Seller and, at Closing, the Transaction Agreements and the Exclusivity Agreement shall have been duly validly executed and delivered by Seller, and, assuming the due and valid authorization, execution and delivery of this Agreement and the Transaction Agreements and the Exclusivity Agreement by Buyer, the Transaction Agreements and the Exclusivity Agreement constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

    Section 3.5  Consents and Approvals; No Violation.  None of the execution or delivery of the Transaction Agreements or the Exclusivity Agreement by Seller, the performance of Seller's obligations hereunder or thereunder or the consummation of the Transactions by Seller will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws, (b) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Seller, (c) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (d) result in a violation or breach of, or default (or give rise to any right of payment, termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which either Seller or the Business is a party or by which any of their respective properties or assets may be bound, (e) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Business or any of their respective properties or assets, or (f) violate any Permit, Health Care Permit or Environmental Permit applicable to the Business or any of its properties or assets excluding from the foregoing clauses (c), (d), (e) and (f) such filings, breaches, defaults and violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Business or a material adverse effect on Seller's ability to consummate the Transactions.

    Section 3.6  Financial Statements.  Seller previously furnished the Financial Statements to Buyer and such Financial Statements (a) were prepared in accordance with GAAP consistently applied throughout all periods presented, except as described therein and (b) present fairly in all material respects the financial position and results of operations of the Business as of such dates and for the periods then ended, subject, in each case, to the absence of footnotes and normal year-end, audit adjustments. Seller previously furnished the Interim Balance Sheet to Buyer and the Interim Balance Sheet reflects Seller's good faith estimate of the financial position of the Business as of such date, subject to the absence of footnotes and normal quarterly and year-end adjustments.

    Section 3.7  Undisclosed Liabilities.  Since the Balance Sheet Date, the Business has not incurred any liability or obligation of any nature required by GAAP to be reflected, reserved for or footnoted in a balance sheet of the Business whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability or obligation, except liabilities or obligations (a) reflected, reserved for or footnoted in the Financial Statements, (b) which in the aggregate are not material to the Business, (c) which constitute liabilities incurred in the ordinary course of the Business since the Balance Sheet Date or (d) which are described in the Disclosure Schedule.

    Section 3.8  Absence of Certain Changes or Events.  Except as otherwise contemplated by the Transaction Agreements or the Exclusivity Agreement since the Balance Sheet Date:

      (a) there has not been:

        (i)  any damage, destruction or casualty loss to any material portion of the assets of the Business;

        (ii) any sale, assignment or transfer of any asset, property or right of the Business (except in the ordinary course of business), which is material to the Business;

        (iii) any agreement by, or commitment of, the Business to do any of the foregoing (except in the ordinary course of business);

        (iv) any change having a Material Adverse Effect on the Business; or

        (v) any other event or condition which would reasonably be expected to have a Material Adverse Effect on the Business;

      (b) except as restricted or otherwise expressly permitted by this Agreement, the Business has not been conducted other than in the ordinary course consistent with past practice, and has made commercially reasonable efforts to preserve the goodwill of the Business and the relationships of the Business with its customers, suppliers, and others with whom it deals in connection with the Business and to keep available the services of its officers and employees;

      (c) except as restricted or otherwise expressly permitted by this Agreement, the Business has not:

         (i) granted any increase in compensation to any of its employees, or paid or agreed to pay to any such person any bonus, severance or termination payment;

        (ii) incurred any liability for borrowed money or guaranteed any such liability, other than intercompany indebtedness;

        (iii) cancelled any indebtedness owing to it or waived any claims or rights of substantial value, other than intercompany indebtedness;

        (iv) made any change in any method of accounting or accounting practice or policy, or materially revised its accounting reserves;

        (v) acquired assets, in an aggregate amount greater than $1,000,000 (except inventory acquired in the ordinary course of business);

        (vi) sold, leased, licensed or otherwise disposed of any of its assets (except in the ordinary course of business);

       (vii) entered into, terminated or modified any contract (whether or not reduced to writing and specifically including any note, bond, mortgage, lease, license or other instrument), or assumed any liability (except in the ordinary course of business);

       (viii) adopted or amended any Company Plan, except as required by applicable law; or

        (ix) agreed, whether in writing or otherwise, to do any of the foregoing.

    Section 3.9  Litigation.  Schedule 3.9(a) sets forth, to the Knowledge of Seller, all Medical Malpractice Liabilities as of the date hereof. Schedule 3.9(b) sets forth, to the Knowledge of Seller, all claims, actions, suits, proceedings, arbitrations, orders or investigations pending or threatened against or affecting the Business or any of the Business's properties or assets at law or in equity by or before any Governmental Entity as of the date hereof. Except as set forth on Schedule 3.9(c), except for Medical Malpractice Liabilities and except for Tax, environmental and healthcare regulatory matters, which are governed by Sections 3.15, 3.16 and 3.18, respectively, of this Agreement, there are no claims, actions, suits, proceedings, arbitrations, orders or investigations pending or, to the Knowledge of Seller, threatened against or affecting the Business or any of the Business's properties or assets at law or in equity by or before any Governmental Entity or other Person which would reasonably be expected to have a Material Adverse Effect on the Business or the Business's ability to consummate the Transactions.

    Section 3.10  Hospital Contracts.  Schedule 3.10 sets forth (a) the Hospital Contracts, and (b) a list of all customer accounts for the calendar years 1998, 1999, and 2000 (which includes the accounts that correspond to the Hospital Contracts) and the related fee schedules for such accounts for the calendar year 2000 and as of the most recent practicable date. True and complete copies of the Hospital Contracts, including all amendments and supplements, have been made available to Buyer. The Business has duly performed all its material obligations under each Hospital Contract to the extent that such obligations to perform have accrued. The Business has not received any notices of default and no material breach or default by the Business or, to the Knowledge of Seller, any other party to each Hospital Contract, has occurred or, as a result of the execution, delivery or consummation of the

Transaction Agreements, will occur. None of the execution or delivery of the Transaction Agreements by Seller, the performance of Seller's obligations hereunder or thereunder or the consummation of the Transactions by Seller will result in a violation or breach of, or default under any of the Hospital Contracts.

    Section 3.11  Material Contracts.  Schedule 3.11 sets forth all Material Contracts, true and complete copies of which, including all amendments and supplements, have been made available to Buyer. The Business has duly performed all its material obligations under each Material Contract to the extent that such obligations to perform have accrued. The Business has not received any notices of default and no material breach or default by the Business or, to the Knowledge of Seller, any other party to each Material Contract, has occurred or, as a result of the execution, delivery or consummation of the Transaction Agreements or the Exclusivity Agreement, will occur. None of the execution or delivery of the Transaction Agreements or the Exclusivity Agreement by Seller, the performance of Seller's obligations hereunder or thereunder or the consummation of the Transactions by Seller will result in a violation or breach of, or default under any of the Material Contracts.

    Section 3.12  Real Property.  Schedule 3.12 sets forth a complete list and the location of all Real Property. True and complete copies of (a) all deeds and title insurance policies relating to the Real Property and (b) all documents evidencing all Encumbrances upon the Real Property have heretofore been furnished to Buyer. The Company has marketable title to each parcel of Real Property free and clear of all Encumbrances, except Permitted Encumbrances.

    Section 3.13  Assets Necessary to Conduct the Business.  Except for (i) such assets and services typically provided by parent companies to their subsidiaries in the ordinary course of business and (ii) such assets and rights as are immaterial in the aggregate to the Business, the assets and rights owned by the Business, including the assets used by the Business pursuant to the Hospital Contracts and the Material Contracts, constitute all of the assets used by the Business in connection with the operation of the Business and all of the assets necessary to conduct the Business as presently conducted.

    Section 3.14  Employee Benefit Plans; ERISA

    (a) Schedule 3.14(a) contains a true and complete list of each Company Plan and separately identifies the plans sponsored by Edwards P.R.

    (b) With respect to each Company Plan, Seller has made available to Buyer true and complete copies thereof and any amendments thereto, any related trust or other funding vehicle, any summaries required under ERISA or the Code and the most recent determination letter received from the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code.

    (c) No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

    (d) Each Company Plan and any other employee benefit plan maintained by an ERISA Affiliate has been operated and administered in material compliance with its terms and applicable law, including but not limited to ERISA and the Code, except as would not reasonably be expected to have a Material Adverse Effect on the Company, and each Company Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code, except for failures to so qualify or be exempt that would be curable or would not reasonably be expected to have a Material Adverse Effect on the Company.

    (e) No Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

    (f)  There are no pending or, to the Knowledge of Seller, threatened claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such plan, or otherwise involving any such Company Plan (other than routine claims for benefits), except as would not reasonably be expected to have a Material Adverse Effect on the Company.

    Section 3.15  Taxes.  (a) All federal income and other material federal, state, local and foreign Tax Returns relating to the Company have been timely filed (including any applicable extensions) by or on behalf of the Company, and all such Tax Returns are complete and accurate in all material respects. All material Taxes shown to be due on such Tax Returns or otherwise due have been paid, or adequately reserved for. Any material Taxes of the Company that accrued through, but were not due and payable as of, the Balance Sheet Date, have been accrued on the Financial Statements in accordance with GAAP. There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy pending or threatened with respect to any material Taxes or Tax Returns of the Company. All material assessments for Taxes of the Company with respect to completed and settled examinations or concluded litigation have been paid.

    (b) There is no closing or other similar agreement with a taxing authority relating to material Taxes of the Company or for which the Company might be liable with respect to a taxable period for which the statute of limitations is still open, nor has the Company granted, or has there been granted, any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material income Tax relating to the Company. There are no Liens relating to material Taxes upon the assets of the Company other than Liens relating to Taxes not yet due and payable. The Company is not a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement in respect of Taxes.

    (c) Seller has no Knowledge of any liability for Taxes asserted or threatened against the Company under Treasury Regulation Section 1.1502-6 or any similar state, local, or foreign law or regulation.

    (d) Seller is eligible to make a valid election under Section 338(h)(10) of the Code with respect to the Company.

    Section 3.16  Environmental Matters.

    (a) Except as set forth in Schedule 3.16, the Real Property and the improvements thereon and the soil and groundwater thereunder (i) do not contain and are not contaminated by any Hazardous Material in an amount requiring reporting or remediation under any Environmental Law; (ii) do not contain and have not previously contained underground storage tanks used in the storage of any Hazardous Material in any amount requiring reporting; (iii) have never been used as treatment, storage or disposal facilities for any Hazardous Material in any amount requiring reporting, or for mining, land filling, dumping, gasoline station, dry cleaning and commercial petroleum product storage purposes; (iv) have never been, and are not currently under investigation pursuant to, any Environmental Law or any report to or action by a Governmental Entity pursuant to any Environmental Law, and are in full compliance with all Environmental Laws; (v) have not had any release of any Hazardous Material in any amount requiring reporting or remediation under any Environmental Law from, on, in or upon it; and (vi) have never been the subject of an environmental audit or assessment, or remedial action or a lien or encumbrance for an environmental problem.

    (b) Except as set forth in Schedule 3.16, the Business (i) has never sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of a Hazardous Material in any amount requiring reporting to or at a site that is contaminated by any Hazardous Material in any amount requiring reporting or that, pursuant to any Environmental Law, (1) has been placed on the "National Priorities List", the "CERCLIS" list, or any similar state or federal list of properties requiring remediation under any Environmental Law, or (2) is subject to or the source of a claim, an administrative order or other request to take "removal", "remedial", "corrective" or any other "response" action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) is and at all times has been in compliance with all Environmental Laws in all of its activities and operations; and (iii) is not involved in (and has no basis to expect to be involved in) any suit or proceeding and has not received (and has no basis to expect to receive) any notice, request for information or other communication from any Governmental Entity or other third party with respect to a release or threatened release of any Hazardous Material in any amount requiring reporting or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to expect to receive) notice of any claims from any Person relating to property damage or to personal injuries from exposure to any Hazardous Material in any amount requiring reporting.

    (c) The Business has all Environmental Permits that are necessary to enable it to own, lease or otherwise hold its properties and assets or to enable it to carry on the Business as presently conducted. Schedule 3.16(c) lists all such Environmental Permits.

    (d) The Environmental Permits listed on Schedule 3.16 (c) are in full force and effect, and no violations of any such Environmental Permits have occurred or, to the Knowledge of Seller, have been alleged to have occurred. No proceedings are pending or, to the Knowledge of Seller, threatened, that would have the effect of revoking or limiting or affecting the renewal of any of the Environmental Permits, except as disclosed on Schedule 3.16(c).

    (e) Subsections (b) - (d) of this Section 3.16 shall apply without limitation to the Business at any current or formerly owned, operated or leased property.

    Section 3.17  Compliance with Laws; Permits.

    (a) The Business has not been conducted in violation of any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation of any Governmental Entity (provided that, no representation or warranty is made in this Section 3.17 with respect to Tax or environmental matters, which are governed by Sections 3.15 and 3.16, respectively, of this Agreement and no representation or warranty is made in this Section 3.17 with respect to Healthcare Fraud Laws matters which are governed by Section 3.18), except (i) as described in the Financial Statements, and (ii) for violations or possible violations which would not reasonably be expected to have a Material Adverse Effect on the Business.

    (b) The Business has all Permits that are necessary to enable it to own, lease or otherwise hold its properties and assets or to enable it to carry on the Business as presently conducted, except to the extent that the failure to have any such Permit would not reasonably be expected to have a Material Adverse Effect on the Business. Schedule 3.17(b) sets forth a list of all such Permits.

    (c) Except for such Permits where the violation of, or the failure of such Permits to be in full force, would not reasonably be expected to have a Material Adverse Effect on the Business, the Permits listed on Schedule 3.17(b) are in full force and effect, and no violations of any such Permits have occurred or, to the Knowledge of Seller, have been alleged to have occurred. No proceedings are pending, or to the Knowledge of Seller, threatened, that would have the effect of revoking or limiting or affecting the renewal of any of the Permits, except for violations, possible violations or proceedings which would not reasonably be expected to have a Material Adverse Effect on the Business.

    (d) The Business has all Health Care Permits that are necessary to enable it to carry on the Business as presently conducted. Schedule 3.17(d) sets forth a list of all such Health Care Permits.

    (e) Except for such Health Care Permits where the violation of, or the failure of such Permits to be in full force, would not reasonably be expected to have a Material Adverse Effect on the Business, the Health Care Permits listed on Schedule 3.17(d) are in full force and effect, and no violations of any such Health Care Permits have occurred or, to the Knowledge of Seller, have been alleged to have occurred. No proceedings are pending or, to the Knowledge of Seller, threatened, that would have the effect of revoking or limiting or affecting the renewal of any of the Health Care Permits, except as disclosed on Schedule 3.17(d).

    (f)  The Business is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of all Health Care Governmental Entities and no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any claim that the Business is not in compliance with any applicable statute, law, ordinance, rule or regulation promulgated by any Health Care Governmental Entity. The Business has not received any written communication from a Health Care Governmental Entity that alleges that the Business is not in compliance with any statute, law, ordinance, rule or regulation of any Health Care Governmental Entity, or that informs the Company that it or the Business is under investigation by a Health Care Governmental Entity.

    Section 3.18  Healthcare Regulatory Matters.

    (a) Neither the Business nor Seller is a party to or has received notice of the commencement of any investigation or debarment proceedings or any governmental investigation or action (including any civil investigative demand or subpoena) under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Mail Fraud ([cite]), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), and Patient Inducement Statute and equivalent state statutes or any rule or regulation promulgated by a Governmental Entity with respect to any of the foregoing ("Healthcare Fraud Laws") affecting the Company or the Business (and no grounds for any such proceeding, investigation or action exist) and (ii) the Business is in compliance with all applicable Healthcare Fraud Laws.

    (b) The Company has not, and the Business has not, ever been investigated, charged or implicated in any violation in any state or federal statute or regulation involving false, fraudulent or abusive practices relating to its participation in state or federally sponsored reimbursement programs, including but not limited to false or fraudulent billing practices. None of Seller, the Business, or any officer or director of the Company or Edwards P.R. has engaged on behalf of the Business in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment under Medicare or Medicaid program; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under Medicare or Medicaid program; (iii) failing to disclose knowledge of any event affecting the initial or continued right to any benefit or payment under Medicare or Medicaid program on its own behalf or on behalf of another, with intent to secure such payment or benefit fraudulently; (iv) knowingly and willfully soliciting, paying, or receiving any remuneration (including kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; (v) presenting or causing to be presented a claim for reimbursement for services that is for an item or service that was known or should have been known to be (a) not provided as claimed, or (b) false or fraudulent; or (vi) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (a) a facility in order that the facility may qualify for Health Care Governmental Entity certification or (b) information to be provided under 42 USC Section 1320a-3.

    (c) To the Knowledge of Seller, no officer, director or employee of the Business has been excluded, debarred or suspended from participation in any government healthcare programs.

    (d) To the Knowledge of Seller, the Business does not bill, and has not billed, any individual patient or Medicare/Medicaid for goods and services provided.

    Section 3.19  Employment-Related Matters.  The Business has not experienced any work stoppages, strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices since January 1, 1999. There is no organizational effort presently being made or, to the Knowledge of Seller, threatened by or on behalf of any labor union with respect to employees of the Business.

    Section 3.20  Brokers or Finders.  None of the Company, Edwards P.R. and Seller has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except J.P. Morgan Securities Inc., whose fees and expenses will be paid by Seller in accordance with Seller's agreement with such firm.

    Section 3.21  Books and Records.  The books of account, minute books and stock record books of the Company are complete and correct in all material respects and, since January 1, 1999, have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. True and complete copies of all minute books and all stock record books of the Company have heretofore been made available to Buyer.

    Section 3.22  Intellectual Property.  The Company owns, or is licensed or otherwise possesses legally enforceable rights to use the Intellectual Property, and the consummation of the Transactions will not alter or impair such ability in any respect. To the Knowledge of Seller, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to the Intellectual Property. To the Knowledge of Seller, the conduct of the Business does not infringe any Intellectual Property rights or any other proprietary right of any Person, and none of the Seller, the Company or Edwards P.R. has received any written notice from any other Person pertaining to or challenging the right of the Business to use any of the Intellectual Property. None of Seller, the Company or Edwards P.R. has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property which is still pending.

    Section 3.23  Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has delivered to Buyer complete and correct copies of the certificate of incorporation and by-laws of Seller, as currently in effect.

    Section 3.24  Seller Litigation.  There are no claims, actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of its subsidiaries or any of their respective properties or assets at law or in equity by or before any Governmental Entity which would reasonably be expected to have a material adverse effect on Seller's ability to consummate the Transactions.

    Section 3.25  Seller Financial Statements.  Seller previously furnished the Seller Financial Statements to Buyer and such Seller Financial Statements (a) were prepared in accordance with GAAP consistently applied throughout all periods presented and (b) present fairly in all material respects the consolidated financial position and results of operations of Seller as of such dates and for the periods then ended, subject, in each case, to the absence of footnotes and normal year-end, audit adjustments.

    Section 3.26  Business Relationships.  Except as would not, in the aggregate, have a Material Adverse Effect on the Business, Seller has no Knowledge as of the date hereof that (a) any supplier intends to cease supplying goods or services or substantially reduce its supplies in relation to the Business, (b) any customer listed on Schedule 3.10(b) intends to terminate or materially reduce its relationship with the business, or (c) except as contemplated by this Agreement, any of the perfusionists employed by the Company or Edwards P.R. intends to terminate his or her employment with the Company, or, with respect to the employees set forth on Schedule 6.1(a)(ii), intends not to accept Buyer's offer of employment as described in Section 6.1(a)(ii), as the case may be.

    Section 3.27  Capital Adequacy.  Seller, both before and after giving effect to the transactions contemplated by this Agreement, will have sufficient capital with which to engage in its ongoing business and will have assets exceeding its liabilities on both a balance sheet and market value basis. Seller has not incurred, and will not knowingly incur, debts beyond its ability to pay as such debts mature. Seller has the intent and capacity to discharge all of its current and anticipated obligations both before and after giving effect to the transactions contemplated by the Transaction Agreements.

    Section 3.28  Accounts Receivable.  All accounts receivable of the Business that are reflected on the Financial Statements, or on the accounting records of the Company as of the Closing Date net of the reserves with respect thereto (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the Balance Sheet Date, and sets forth the aging of such Accounts Receivable.

    Section 3.29  Inventory.  The inventory of the Business consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods. The Disclosure Schedule sets forth the inventory of the Business as of the Balance Sheet Date. The manufacturer's expiration date for each of the heart valves included in inventory at Closing shall be at least two (2) years from the Closing Date.

    Section 3.30  Disclosure.  The representations and warranties contained in this Article III did not or shall not, at the respective times such representations and warranties were made, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

    Section 3.31  Perfusionist Non-Competition Agreements.  Substantially all of the perfusionists employed by the Business are subject to a non-competition agreement substantially in one of the forms attached to the Disclosure Schedule.

    Section 3.32  Insurance.  Seller has provided all material information with respect to coverage of the Business under all insurance policies in effect as of the date hereof with respect to the Business, except that copies of such policies have not been provided. To the Knowledge of Seller, all information with respect to historical insurance claims provided to Buyer is true and correct in all material respects. The Company has maintained continuous insurance coverage since January 1, 1996.

    Section 3.33  No Other Representations.  Except for the representations and warranties contained in this Agreement, neither Seller nor any other Person or entity acting on behalf of Seller, makes any representation or warranty express or implied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

    Buyer represents and warrants to Seller that:

    Section 4.1  Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has delivered to Seller complete and correct copies of the certificate of incorporation and by-laws (or other similar organizational documents) of Buyer, as currently in effect.

    Section 4.2  Authority Relative to this Agreement.  Buyer has the corporate power and authority to execute and deliver the Transaction Agreements and to consummate the Transactions. The execution and delivery of the Transaction Agreements, the performance of Buyer's obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and at Closing, the other Transaction Agreements shall have been duly and validly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery hereof by Seller, the Transaction Agreements constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

    Section 4.3  Consents and Approvals; No Violation.  None of the execution or delivery of the Transaction Agreements by Buyer, the performance of Seller's obligations hereunder, the consummation of the Transactions by Buyer will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Buyer, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or default (or give rise to any right of payment, termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of their respective properties or assets may be bound, or (d) violate any order, judgment, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its subsidiaries or any of their respective properties or assets, excluding from the foregoing clauses (b), (c) and (d) such filings, breaches, defaults and violations which, in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer's ability to consummate the Transactions.

    Section 4.4  Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk.

    (a) Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of disturbing or selling the Shares. Buyer acknowledges that the Shares have not been registered or qualified under the Securities Act or any state securities laws and may be sold, assigned, pledged or otherwise disposed of in the absence of such registration only pursuant to an exemption from such registration and in accordance with this Agreement. Buyer has no present intention of selling, distributing or otherwise disposing of any portion of the Shares in violation of such laws.

    (b) Buyer is (i) knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer described above; and (ii) an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

    Section 4.5  Availability of Funds.  Buyer will have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable pursuant to the Transaction Agreements when and as payable and to effect the Transactions. Buyer has provided evidence of such availability reasonably satisfactory to Seller.

    Section 4.6  Litigation.  There are no claims, actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Buyer, threatened against or affecting Buyer or any of its subsidiaries or any of their respective properties or assets at law or in equity by or before any Governmental Entity which would reasonably be expected to have a material adverse effect on Buyer's ability to consummate the Transactions.

    Section 4.7  Investigation by Buyer.  Buyer has conducted its own independent investigation of the Company, and has relied solely upon the aforementioned investigation and not on any factual representations of Seller or any of their representatives except the specific representations and warranties of Seller set forth in this Agreement.

    Section 4.8  Brokers or Finders.  Neither Buyer nor any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except SRS Capital, whose fees and expenses will be paid by Buyer in accordance with Buyer's agreement with such firm.

ARTICLE V

COVENANTS OF THE PARTIES

    Section 5.1  Conduct of the Business.  Except as provided in the Transaction Agreements or as may be described in the notes to the Financial Statements, and except as may be consented to in writing by Buyer (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, Seller:

      (a) shall cause the Business to conduct its operations in all material respects in the ordinary course consistent with past practice;

      (b) shall cause the Business to use its commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its current officers and the employees set forth on Schedule 5.1(b) and preserve its current relationships with those Persons having significant business dealings with the Business;

      (c) shall notify Buyer of any emergency or other substantial change in the ordinary course of business or operations of the Business or its properties and of any complaints of or hearings (or written communications indicating that the same are threatened) of which Seller has Knowledge before any Governmental Entity if such emergency, change, complaint, investigation or hearing has not been previously disclosed;

      (d) shall not permit the Business to authorize or pay any dividends on or make any distribution with respect to its Common Stock;

      (e) shall not permit the Business to increase the compensation payable or to become payable or the benefits provided to its officers or employees, except as may be required by applicable law or a contract in existence on the date hereof, and except for increases in the ordinary course of business consistent with past practice;

      (f)  shall not permit the Business to authorize or announce an intention to authorize, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Transactions), any acquisition of any assets or securities, or any disposition of any assets or securities, except in an amount that is not material to the Business;

      (g) shall not permit the Company to propose or adopt any amendments to the Certificate of Incorporation or By-laws;

      (h) shall not permit the Company to issue or authorize the issuance of, or agree to issue or sell any shares of capital stock of any class (whether through the issuance or granting of options, warrants, commitments, convertible securities, subscriptions, rights to purchase or otherwise);

      (i)  shall not permit the Company to reclassify, combine, split, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares;

      (j)  shall not permit the Business to (i) incur, assume or prepay any indebtedness (except for trade payables and other liabilities incurred in the ordinary course) or any other material liabilities for borrowed money or issue any debt securities other than intercompany debt which shall be cancelled in accordance with Section 5.7 or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

      (k) shall not permit the Business to (or consent to any proposal by any Person in which the Business has an investment to) make or forgive any loans, advances or capital contributions to, or investments in, any other Person (other than any intercompany loans, advances or capital contributions to, or investments in, any Affiliate which shall be cancelled and forgiven, except as set forth on Schedule 5.1(k), in full at or prior to Closing) other than advances to employees of the Business in the ordinary course of business in accordance with the established policies of the Business;

      (l)  shall not permit the Business to (i) enter into any material lease or license or otherwise subject to any material Lien any of its properties or assets (including securitizations), other than in the ordinary course of business consistent with past practice; (ii) modify or amend in any material respect, or terminate (other than pursuant to their terms), any of the Hospital Contracts or Material Contracts except those set forth on Schedule 5.1(l); or (iii) waive, release or assign any rights that are material to the Business.

      (m) shall not permit the Business to change any of the financial accounting methods used by it unless required by GAAP or change in applicable law; and

      (n) shall not permit the Business to agree, in writing or otherwise, to take any of the foregoing actions.

    Notwithstanding the provisions of this Section 5.1, nothing in this Agreement shall be construed or interpreted to prevent the Business from engaging in any other transaction incidental to the normal cash management procedures of the Business not involving the incurrence of any liability by the Business, including, without limitation, short-term investments in time deposits, certificates of deposit and banker's acceptances made in the ordinary course of business consistent with past practice.

    Section 5.2  Name Changes.  No later than 30 days following the Closing, Buyer shall cause the Company to amend the Certificate of Incorporation of the Company to remove the word "Edwards Lifesciences" or any similar name or reference thereto. The new corporate name of the Company adopted by Buyer shall not contain any word or words confusingly similar to "Edwards," "Edwards Lifesciences" or "ELCVR." As soon as practicable, but in no event later than six months following the Closing Date, Buyer shall remove the marks and names "Edwards," "Edwards Lifesciences" or "ELCVR," and any other words, names or symbols proprietary to Seller from all tangible and intangible properties, real and personal, and shall have no right to use any such names, words or symbols.

    Section 5.3  Access to Information.

    (a) Except as limited by applicable law (including, without limitation, antitrust laws), Seller shall cause the Business prior to the Closing to afford the officers, employees, accountants, counsel and other authorized representatives of Buyer reasonable access during normal business hours upon reasonable notice, throughout the period prior to the earlier of the Closing or such other termination pursuant to Section 8.1 hereof, to its properties, offices, facilities, employees, contracts, commitments, books and records and shall furnish to Buyer such additional financial and operating data and Tax and other information as to its business and properties as Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at Buyer's expense, under the supervision of Seller's or the Company's personnel. Buyer and Seller will use their reasonable efforts to minimize any disruption to the Business which may result from the requests for data and information hereunder. No investigation pursuant to this Section 5.3(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. Notwithstanding anything contained in this or any other agreement between Buyer and Seller executed prior to the date hereof, none of the Company, Seller or any Affiliate of Seller shall have any obligation to make available to Buyer or its representatives, or provide Buyer or its representatives with, any consolidated, combined or unitary Tax Return filed by Seller or any of its Affiliates or predecessors, or any related material.

    (b) The provisions of the Confidentiality Agreement shall remain binding and in full force and effect until the Closing.

       (i) The information contained herein, in the Disclosure Schedule or delivered to Buyer or its authorized representatives pursuant hereto with respect to the Company or Edwards P.R. shall be subject to the Confidentiality Agreement as Evaluation Material (as defined and subject to the exceptions contained therein) until the Closing and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference. During the period after the date hereof and until the Closing, Buyer shall cause its consultants, advisors and representatives to treat the terms of this Agreement as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law).

      (ii) The information contained herein, in the Disclosure Schedule or delivered to Buyer or its authorized representatives pursuant hereto with respect to Seller shall be deemed Evaluation Material and shall be subject to the Confidentiality Agreement (as defined and subject to the exceptions contained therein) and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference. Buyer shall cause its consultants, advisors and representatives and from the Closing Date, Buyer shall cause the Company, to treat such Evaluation Material as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law).

    (c) From the date hereof and until the Closing, Seller shall, and shall cause its Affiliates to, continue to maintain the confidentiality of all confidential information, documents and materials relating to Buyer, including all such materials which remain in the possession of Seller, except to the extent that disclosure of any such confidential information is required by law or authorized by Buyer or reasonably occurs in connection with disputes over the terms of this Agreement. In the event that Seller reasonably believes after consultation with counsel that it or any of its Affiliates is required by law to disclose any confidential information described in this Section 5.3(c), it will (i) provide Buyer with prompt notice before such disclosure in order that it may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with Buyer in attempting to obtain such order or assurance.

    Section 5.4  Reasonable Efforts; Further Assurances.

    (a) Subject to the terms and conditions of this Agreement and applicable law, Seller and Buyer shall act in good faith and use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do all things necessary, proper or advisable to consummate the Transactions as soon as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. Seller shall be primarily responsible for, and Buyer shall cooperate with Seller in obtaining the consents set forth on Schedule 7.3(c). In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Nothing contained in this Agreement shall require Seller, the Company or Edwards P.R. to pay any consideration to any other Person from whom any such approval, authorization, consent, order, license, permit, qualification, exemption or waiver is requested.

    (b) Prior to the Closing, each party shall promptly consult with the other party hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly inform the other party of any communications received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

    Section 5.5  Public Announcements.  Buyer and Seller agree that neither party will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the Transactions without the prior approval of the other party (which approval will not be unreasonably withheld or delayed), except as may be required by law or by any listing agreement with a national securities exchange.

    Section 5.6  Reserved.

    Section 5.7  Cancellation of Intercompany Indebtedness.  Except as set forth on Schedule 5.7, immediately prior to the Closing, Seller shall cancel any intercompany indebtedness owed to it by the Company.

    Section 5.8  Affiliate Agreements.  Except as set forth on Schedule 5.8, Seller shall terminate all agreements between the Company and any of its Affiliates.

    Section 5.9  Edwards P.R. Transfer.  Immediately prior to the Closing, Seller shall take all actions necessary to consummate the transactions described on Schedule 5.9 (relating to the transfer of certain assets and liabilities from Edwards P.R. to the Company).

    Section 5.10  Supervisory Board Approval.  Buyer and Parent shall recommend the Transaction Agreements to the supervisory boards of Fresenius AG and Fresenius Medical AG for such supervisory board's review and approval upon or prior to May 31, 2001.

ARTICLE VI

EMPLOYEES AND EMPLOYEE BENEFITS

    Section 6.1  Continued Employment.

      (a) Subject to Section 6.1(c) and except as set forth on Schedule 6.1(a), Buyer will cause the Company to, and the Company shall, (i) employ all employees actively employed by the Company on the Closing Date and (ii) make an offer of employment to the employees of Edwards P.R. set forth on Schedule 6.1(a)(ii) (collectively, the "Active Employees"), on terms and conditions which are no less favorable in the aggregate than those provided to the Active Employees as of the Closing Date except as otherwise may be required by applicable law with respect to the employees of Edwards P.R. set forth on Schedule 6.1(a)(ii).

      (b) Employees on an authorized leave of absence because of disability as of the Closing Date (the "Inactive Employees") shall continue to be covered under the disability plans of Seller; provided, however, that should an Inactive Employee return to active employment with the Company following the Closing Date, Buyer or Company shall offer to employ each such Inactive Employee on terms and conditions of employment that are substantially equivalent to the terms and conditions of such Inactive Employee's employment with the Company as of the Closing Date.

      (c) Except as otherwise provided in this Agreement, Buyer shall cause the Company (i) to assume any and all liability of the Business with respect to each Active Employee and Inactive Employee (collectively the "Retained Employees") arising on or after the Closing Date, excluding any severance benefits paid or payable to any employee of Edwards P.R. set forth on Schedule 6.1(a)(ii) who does not accept the Company's offer of employment pursuant to Section 6.1(a) provided such offer is made within 7 days after the execution of this Agreement, (ii) to assume on behalf of the Retained Employees, any liability for earned but unpaid salary and wages, and any other liability to the extent such liability is properly accrued in the Financial Statements, (iii) to provide severance benefits in accordance with Seller's Severance Pay Plan and Edwards P.R.'s Severance Pay Plan, as applicable, in effect immediately prior to the date hereof in the event that an employee of the Company listed on Schedule 6.1(c)(iii) is terminated prior to the Closing Date or any Retained Employee's employment with Buyer or the Company is terminated within one year of the Closing Date; provided, however, the Company shall not be obligated to pay severance in excess of that provided under Seller's Severance Pay Plan or the Edwards P.R. Severance Pay Plan, as applicable, and (iv) to fully indemnify Seller and its Subsidiaries and Affiliates with respect to such liabilities as may arise under (i), (ii) or (iii).

      (d) Buyer shall indemnify and hold Seller and its Subsidiaries and Affiliates harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorneys' fees and other costs of defense) which Seller or its Subsidiaries or Affiliates may incur in connection with any suit or claim or violation brought against Seller or its Subsidiaries or Affiliates under the WARN Act or any similar state or local law that relates to actions taken by Buyer or the Company on or after the Closing Date with regard to any site of employment or one or more facilities or operating units within any site of employment of the business of Buyer or the Company. For purposes of the WARN Act and this Agreement, the Closing is and shall be the same as the "effective date" within the meaning of the WARN Act.

    Section 6.2  Benefit Plans.

      (a) Except as provided below or otherwise set forth on Schedule 6.2, effective as of the Closing Date, the Active Employees and, subject to Section 6.1(b), the Inactive Employees shall cease participation in the Company Plans and commence participation in Buyer's Plans and the Company shall cease to be a participating employer in the Company Plans. If necessary or desirable (in the discretion of Buyer), for a period of 60 consecutive days following the Closing

  Date, or such other period of time as is mutually agreed to by Buyer and Seller, the Retained Employees will continue to participate in the Company Plans that provide health, life insurance and disability benefits (the "Benefit Continuation Period") and Seller shall take such steps as are reasonably necessary to provide such continued coverage during the Benefit Continuation Period including, but not limited to, continuation of benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985. Within 20 days following the end of each 30-day period within the Benefit Continuation Period, or as otherwise agreed to by Buyer and Seller, Buyer will reimburse Seller for the full cost of providing the coverage described in the previous sentence including, but not limited to, reasonable administrative costs arising in connection with the use of Seller's employees during the Benefit Continuation Period. Buyer shall fully indemnify and hold Seller, its Subsidiaries and Affiliates, and each of their respective officers, directors, employees, agents and representatives, harmless from and against any and all losses, damages, liabilities, claims, demands, fines, penalties, costs and expenses (including fees and expenses for attorneys, accountants and other professional advisors) arising in connection with the continuation of benefits for the Retained Employees during the Benefit Continuation Period as provided under this Section 6.2(a). Notwithstanding any other provision of this Agreement, such indemnification shall survive for the applicable statute of limitations period.

      (b) Buyer shall recognize all service by Retained Employees with the Company and Edwards P.R. and their predecessor companies, as applicable, for purposes of vesting and eligibility under Buyer's plans. Buyer's plans (other than Buyer's disability plan) shall not, with respect to any Retained Employee, limit or otherwise restrict participation thereunder for reason of any pre-existing condition limitation in such plan. Buyer shall credit the Retained Employees with any amounts paid prior to the Closing Date under any Company Plan with respect to satisfaction of any applicable deductible amounts and co-payment minimums under any of Buyer's plans which provide similar benefits.

      (c) The Company will cease to be a participating employer in Seller's 401(k) Savings and Investment Plan ("Seller's 401(k) Plan") effective as of the Closing Date. Seller will take such action as is necessary to provide that all Retained Employees are 100% vested in their accounts under Seller's 401(k) Plan and the Edwards P.R. 1165(e) Savings & Investment Plan (collectively, the "Savings Plans") effective as of the Closing Date. Buyer agrees that Buyer's 401(k) Plan will accept rollovers in the form of cash and any outstanding loan (provided that such loan is in good standing as of the date of the rollover) from the Savings Plan on behalf of each Retained Employee who directs that a rollover be made, subject to applicable law.

      (d) Buyer and Seller agree to cooperate in carrying out the duties and responsibilities contained in this Section 6.2. In addition, Seller agrees to make available to Buyer such information as Buyer or the Company may reasonably request to facilitate the determination of (i) the period of service of any Retained Employee with the Company and Edwards P.R., as applicable, prior to the Closing Date, (ii) individual service accruals and salary histories of Retained Employees, and (iii) such other information as Buyer or the Company may reasonably request to carry out the provisions of this Section 6.2.

      (e) Buyer agrees to assume and Seller agrees to transfer all assets and liabilities in connection with the benefits accrued by the Retained Employees as of the Closing Date under Seller's Flexible Benefits Plan.

ARTICLE VII

CLOSING CONDITIONS

    Section 7.1  Conditions to Each Party's Obligations to Effect the Closing.  The respective obligations of each party to effect the Transactions shall be subject to the satisfaction or waiver of the following conditions:

      (a)  Statutes; Court Orders.  No statute, rule, regulation, executive order, decree, ruling or injunction (temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Transactions, substantially on the terms contemplated hereby; provided, however, that the parties shall use their commercially reasonable efforts to have any such order or injunction vacated or lifted.

    Section 7.2  Conditions to the Obligations of Seller to Effect the Closing.  The obligations of Seller to effect the Transactions shall be further subject to the satisfaction or waiver of the following conditions:

      (a)  Representations and Warranties.  The representations and warranties of Buyer set forth in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Buyer set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, and Seller shall have received a certificate signed by an executive officer of Buyer to such effect.

      (b)  Buyer Breach.  Buyer shall have performed and complied in all material respects with the covenants contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date, and Seller shall have received a certificate signed by an executive officer of Buyer to such effect.

    Section 7.3  Conditions to the Obligations of Buyer to Effect the Closing.  The obligations of Buyer to effect the Transactions shall be further subject to the satisfaction or waiver of the following conditions:

      (a)  Representations and Warranties.  The representations and warranties of Seller set forth in this Agreement that are qualified by materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of Seller set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, and Buyer shall have received a certificate signed by an executive officer of Seller and the Company to such effect.

      (b)  Seller Breach.  Seller shall have performed and complied in all material respects with any covenant contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date, and Buyer shall have received a certificate signed by an executive officer of Seller and the Company to such effect.

      (c)  Consents.  Each of the consents under the contracts designated on Schedules 3.5, 3.10 and 3.11 as requiring consent for Closing shall have been obtained and shall be in full force and effect.

      (d)  Additional Agreements.  Seller shall have entered into the Noncompetition Agreement.

      (e)  Edwards P.R. Assets.  The transactions described on Schedule 5.9 shall have been consummated.

      (f)  P.R. Employees.  The perfusionists employed by Edwards P.R. shall have accepted employment pursuant to the offer provided for in Section 6.1 of this Agreement, except to the extent that, in the aggregate, the failure of such perfusionists to accept such employment would not reasonably be expected to have a Material Adverse Effect on the Business.

ARTICLE VIII

TERMINATION

    Section 8.1  Termination.  This Agreement may be terminated at any time prior to the Closing Date:

      (a) By mutual consent of Seller and Buyer;

      (b) By Seller or Buyer at any time after 12:01 a.m., July 1, 2001, if, through no fault of the party seeking termination, the Closing shall not have occurred;

      (c) By Buyer, if there has been a material breach by Seller of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by Buyer;

      (d) By Seller, if there has been a material breach by Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Seller impossible and such violation or breach has not been waived by Seller; or

      (e) By either Seller or Buyer, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their commercially reasonable efforts to lift) which permanently restrains, enjoins or otherwise prohibits the acquisition by Buyer of the Shares and such order, decree, ruling or other action shall have become final and non-appealable.

    Section 8.2  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate and be of no further force or effect, and there shall be no liability or obligation thereafter on the part of Buyer or Seller except (a) for fraud or for willful breach of this Agreement prior to such termination of the Transactions and (b) the provisions set forth in Section 5.3(b), this Section 8.2, and Section 14.1 which shall survive such termination.

ARTICLE IX

CERTAIN TAX MATTERS

    Section 9.1  Tax Return Filings.

    (a) Seller shall prepare and file or cause to be prepared and filed on a timely basis (including extensions) (i) all income Tax Returns of or with respect to the Company for taxable periods that end on or prior to the Closing Date consistent with past practice and (ii) all Tax Returns of or with respect to the Company that are required to be filed by the Company on or prior to the Closing Date ("Pre-Closing Tax Returns") and shall pay all Taxes shown to be due thereon. Buyer shall not file or amend any Pre-Closing Tax Return without the prior written consent of Seller.

    (b) Buyer shall prepare and file or cause to be prepared and filed on a timely basis (including extensions) all other Tax Returns of or with respect to the Company and shall pay all Taxes shown to be due thereon. Before filing any Tax Return with respect to a taxable period that includes, but does not end on, the Closing Date (a "Straddle Period") or any other Tax Return with regard to which Seller is liable or is required to indemnify Buyer pursuant to Section 9.3, Buyer shall provide Seller with a copy of such Tax Return at least twenty days prior to the last date for timely filing such Tax Return (including extensions), accompanied by a statement calculating in reasonable detail Seller's allocable share of Taxes pursuant to Section 9.3 with respect to such Tax Return. If Seller agrees with Buyer's calculation of its allocable share of Taxes shown to be due on such Tax Return, Seller shall pay to Buyer the amount of Seller's indemnification obligation at least three business days prior to the last date for timely filing such Tax Return (including extensions). If, for any reason, Seller does not agree with any portion of Buyer's calculation of its indemnification obligation, Seller shall (i) notify Buyer in writing of its disagreement within twenty days of receiving a copy of the Tax Return and Buyer's calculation, (ii) provide Seller's calculation of its allocable share of Taxes with respect to such Tax Return, and (iii) make payment for its allocable share of such Taxes based on its calculation at least three business days prior to the last date for timely filing of such Tax Return (including extensions). If Buyer and Seller cannot resolve such disagreement, the disagreement shall be submitted to an accounting firm mutually agreed upon, the fees and expenses of which shall be paid (i) by Buyer and Seller in proportion to each party's respective liability for such Taxes as determined by the accounting firm if such Tax Return relates to a Straddle Period and (ii) by the non-prevailing party in the case of any other Tax Return. Upon resolution of their dispute, any additional payments due from one party to the other party shall be promptly made.

    (c) Seller, the Company and Buyer shall reasonably cooperate and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to Taxes. Buyer and Seller recognize that Seller and its affiliates may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent that such records and information pertain to events that will have occurred prior to the Closing Date; therefore, Buyer agrees that (i) from and after the Closing Date, Buyer shall, and shall cause the Company, its affiliates and its successors to (A) retain and maintain such records until such time as Seller agrees in writing that such retention and maintenance is no longer necessary, but in no event shall Buyer be required to retain and maintain such records beyond the later of (x) the expiration of the statute of limitations with regard to the assessment of the Taxes to which such records relate and (y) April 1, 2010, and (B) allow Seller and its agents and representatives (and agents and representatives of any of its affiliates), to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time.

    (d) Any refunds or credits of Taxes of the Company plus any interest received with respect thereto from a Tax authority shall be paid to the party that would be required to make an indemnification payment in respect of such Taxes pursuant to Section 9.3 hereof. At Seller's request and sole expense, Buyer shall cause the Company and any of its successors or affiliates to file for and obtain any refunds or credits to which Seller is entitled under this Section 9.1(d) on a timely basis. In connection therewith, Buyer shall permit Seller to control the prosecution of any such refund claim and, where deemed appropriate by Seller, shall cause the Company, its affiliates and any of their successors to authorize by appropriate powers of attorney such persons as Seller shall designate to represent the Company or any of their successors or affiliates with respect to such refund claim.

    Section 9.2  Section 338(h)(10) Election

    (a) Seller and Buyer shall timely make a valid election under section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder with respect to the sale of the stock of the Company and, solely if requested by Seller, any comparable elections under state or local tax law (the "Elections"). In connection with the Elections, on or prior to the date that is 120 days prior to the last date for filing any of the elections that are required to be filed pursuant to this Section 9.2(a), Buyer shall provide to Seller a proposed determination of the aggregate deemed sales price (as defined under the applicable Treasury Regulations) (the "ADSP") and the allocation of the ADSP among the assets of the Company. Within 14 days following receipt thereof, Seller shall have the right to object to such determination or allocation. If Seller objects to such determination or allocation, the parties shall attempt to resolve such dispute between them. If the parties are unable to reach an agreement within 14 days thereafter, the parties shall present the dispute to an accounting firm mutually agreed upon by Buyer and Seller, whose determination shall be binding on both parties. Notwithstanding the foregoing, in all events, Seller and Buyer shall timely file the Elections. The fees and expenses of such accounting firm shall be paid equally by Seller and Buyer. Seller and Buyer (i) shall be bound by the allocations determined pursuant to this paragraph for purposes of determining any Taxes; (ii) shall prepare and file all Tax Returns in a manner consistent with such allocations; and (iii) shall take no position inconsistent with such allocations in any Tax Return, any proceeding before any taxing authority or otherwise. In the event that the allocation is disputed by a taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

    (b) Following the Closing, Seller and Buyer shall, as promptly as practicable, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely Elections in accordance with the applicable Treasury Regulations and, if applicable, any comparable provisions of state or local tax law. Seller and Buyer shall report the sale and acquisition, respectively, of the stock of the Company pursuant to this Agreement consistent with the Elections and shall take no position to the contrary in any Tax Return, any proceeding before any taxing authority or otherwise. Neither Seller nor Buyer shall, nor shall they permit any of their affiliates, including, without limitation, the Company, to, take any action that would revoke or result in the revocation of any of the Elections or cause any of the Elections to be invalid or ineffective. Notwithstanding anything to the contrary contained in this Agreement, if Seller or Buyer breaches any provision of this Section 9.2 or otherwise takes any action that results in the revocation, invalidity or ineffectiveness of an Election, or fails to take any action which, if taken, would have prevented such revocation, invalidity or ineffectiveness, then Seller or Buyer, as the case may be, shall indemnify the other for any costs, including any additional income Tax liability arising as a result thereof. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 9.2 shall survive the Closing indefinitely.

    Section 9.3  Tax Liability and Indemnification.

    (a) Seller shall be liable for and shall indemnify the Company or Buyer from and against (i) any liability for Taxes of or with respect to the Company (including any liability for Taxes under Treasury

Regulation Section 1.1502-6 or any similar state, local or foreign law or regulation) through the Closing Date, including the portion of Taxes for a Straddle Period allocable to the period that ends on the Closing Date in excess of any accrual for Taxes included in the calculation of Closing Working Capital, (ii) any Indemnifiable Losses arising out of a breach of the representation contained in the final sentence of Section 3.15 and (iii) any payments required to be made by the Company to Baxter International Inc. ("Baxter") pursuant to the Tax Sharing Arrangement, dated March 31, 2000, by and between Baxter and Edwards Lifesciences Corporation (the "Baxter Tax Sharing Agreement").

    (b) Buyer shall be liable for and shall indemnify Seller from and against (i) any liability for Taxes of the Company with respect to any Tax Return other than a Pre-Closing Tax Return (except for the portion of Taxes for a Straddle Period allocable to the period that ends on the Closing Date) and (ii) any liability for Transfer Taxes.

    (c) In the case of a Straddle Period, Taxes of the Company shall be computed as if the Company had not been included in a consolidated, combined or unitary Tax Return with Seller or any other corporation, but rather, as if the Company had filed a Tax Return as a separate taxpayer and otherwise consistent with past practice and shall be allocated between the periods ending on and starting after the Closing Date using an interim-closing-of-the-books method assuming that such taxable period ended at the close of the Closing Date, except that (i) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per-diem basis and (ii) real property, personal property, intangibles and other similar Taxes shall be allocated in accordance with the principles of section 164(d) of the Code.

    (d) The Company shall pay to Seller any payments received by the Company from Baxter pursuant to the Baxter Tax Sharing Agreement.

    (e) Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability under this Agreement in respect of Taxes of the Company that are attributable to any action of Buyer (other than the making of the Elections) or any of its affiliates (including, without limitation, the Company) that occurs after the Closing (whether on the Closing Date or otherwise).

    Section 9.4  Transfer Taxes.  Notwithstanding any other provision of this Agreement to the contrary, Buyer shall pay, or cause to be paid, all Transfer Taxes, if any, required to be paid in connection with the transactions contemplated by this Agreement.

    Section 9.5  Procedures Relating to Tax Indemnification.

    (a) If a claim for Taxes or any other item with regard to which Seller would be required to indemnify Buyer pursuant to this Article IX, including, without limitation, notice of a pending or threatened audit, shall be made by any Tax authority or any other Person in writing (a "Tax Claim"), which, if successful, might result in an indemnity payment pursuant to Section 9.3 hereof, the party seeking indemnification (the "Indemnified Party") shall notify the other party (the "Tax Indemnifying Party") in writing of the Tax Claim within ten business days of its receipt of such Tax Claim. If notice of a Tax Claim (a "Tax Notice") is not given to the Tax Indemnifying Party within such ten-day period or in detail sufficient to inform the Tax Indemnifying Party of the nature of the Tax Claim, the Tax Indemnifying Party shall remain liable to the Indemnified Party except to the extent that the Tax Indemnifying Party's position is prejudiced as a result thereof.

    (b) The Tax Indemnifying Party shall have the right to control all proceedings in connection with a Tax Claim. If the Tax Indemnifying Party determines that it will not contest a Tax Claim, it shall so notify the Indemnified Party in a timely fashion and expressly affirm its obligation to indemnify the Indemnified Party in respect of such Tax Claim. If the Tax Indemnifying Party fails to provide such notification, the Indemnified Party shall be entitled, but not required, to take actions that it reasonably deems appropriate to protect its interest; provided, however, that any action so taken shall not relieve the Tax Indemnifying Party of its liability pursuant to Section 9.3. Buyer, the Company, its affiliates and any successors thereto shall cooperate with Seller and Seller, its affiliates and any successors thereto shall cooperate with Buyer in contesting Tax Claims, which cooperation shall include without limitation, the retention, upon Seller's or Buyer's request, as the case may be, the provision to Seller or Buyer, as the case may be, of records and information which are relevant to such Tax Claim and making employees available to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. If either Buyer or Seller, as the case may be, fails to cooperate with the other in contesting a Tax Claim as required pursuant to the preceding sentence, then the party that requested such cooperation shall not be required to indemnify the other party with regard to the Tax Claim to which such request for cooperation related. Buyer and Seller shall jointly control the resolution of any Tax Claim that relates to a Straddle Period and could affect the liability of both of them pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, if the Indemnified Party breaches its obligations pursuant to this Section 9.5(b) with regard to a Tax Claim, the Tax Indemnifying Party shall be relieved of any indemnification obligation it may otherwise have with regard to such Tax Claim.

    Section 9.6  Survival of Tax Provisions.  Any claim to be made pursuant to this Article 9 must be made before the expiration of the applicable statutory periods of limitations relating to the Taxes at issue. Notwithstanding the foregoing, any indemnification obligation of Seller or Buyer in connection with the Baxter Tax Sharing Agreement shall remain in effect for so long as the Baxter Tax Sharing Agreement remains in effect.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

    Section 10.1  Survival of Representations and Warranties.

    (a) Subject to Section 10.5 hereof, except as set forth in Sections 9.6 and 11.4, each of the representations and warranties contained in this Agreement or the certificates delivered pursuant to Section 7.2(a) and 7.3(a) will survive the Closing and remain in full force and effect for fifteen (15) months following the Closing Date (or until resolution of any Third Party Claim or Direct Claim made on or before such date); provided, however, that (i) the representations and warranties contained in Section 3.18 (and the applicable portion of the certificates delivered pursuant to Section 7.3(a)) shall survive until the expiration of the applicable statutory periods of limitations relating thereto and (ii) the representations and warranties contained in Section 3.16 (and the applicable portion of the certificates delivered pursuant to Section 7.3(a)) shall survive the Closing and remain in full force and effect for three (3) years following the Closing Date (or until resolution of any Third Party Claim or Direct Claim made on or before such date).

    (b) For purposes of this Agreement, (i) "Indemnity Payment" means Indemnifiable Losses required to be paid pursuant to Article X of this Agreement, (ii) "Indemnitee" means any person entitled to indemnification under Article X of this Agreement, (iii) "Indemnifying Party" means any person required to provide indemnification under Article X of this Agreement, (iv) "Indemnifiable Losses" means any and all losses (including diminution in value), damages, charges, deficiencies, penalties, claims, demands, actions, suits or proceedings, settlements and compromises relating thereto and reasonable fees and expenses for outside counsel in connection therewith, reduced by the amount of recoverable insurance proceeds and increased by the amount of any retrospective premium adjustments, experienced based premium adjustments or other costs related to the recovery of such proceeds, and (v) "Third Party Claim" means any claim, demand, action, suit or proceeding (except for such claims, demands, actions, suits or proceedings relating to Medical Malpractice Liabilities which shall be governed exclusively by Article XI), made or brought by any person or entity who or which is not a party to this Agreement or an affiliate of a party to this Agreement.

    Section 10.2  Indemnification.

    (a) Subject to Sections 10.1, 10.2(c), 10.3 and 10.4, Seller will indemnify, defend and hold harmless Buyer and its directors, officers, employees, agents and representatives (including, without limitation, any successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of (i) any breach by Seller of any of the representations, warranties or covenants of Seller contained in this Agreement or the certificates delivered pursuant to Section 7.3(a) and (b) other than the representations and warranties contained in Section 3.15 or Indemnifiable Losses governed by Article XI; (ii) any liabilities of Edwards P.R. that are not Assumed Liabilities (as such term is defined in the PR Asset Purchase Agreement); provided, however, that in no event shall Seller's indemnification obligations provided for in this Section 10.2(a) apply to adjustments of the Purchase Price pursuant to Section 1.4 and (iii) the severance, retention and workers' compensation liabilities described on Schedule 10.2(a)(iii).

    (b) Subject to Sections 10.1, 10.2(c), 10.3 and 10.4, Buyer will indemnify, defend and hold harmless Seller and its directors, officers, employees, agents and representatives (including, without limitation, any successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of (i) any breach by Buyer of any of the representations, warranties, or covenants of Buyer contained in this Agreement or the certificates delivered pursuant to Section 7.2(a) and (b) or (ii) Buyer's or the Company's use of the name "Edwards," "Edwards Lifesciences" or "ELCVR," and any other words, names or symbols proprietary to Seller.

    (c) In the event that a party having a right (known to such party) to terminate this Agreement under Section 8.1 hereof as a result of a breach by another party elects to effect the Closing notwithstanding such breach, such party shall have no right to indemnification with respect to any Indemnifiable Losses pursuant to this Article X incurred as a result of such breach.

    Section 10.3  Limitations on Liability.

    (a) Notwithstanding any other provision in this Agreement or of any applicable law, no Indemnitee will be entitled to make a claim against an Indemnifying Party for breaches of representations, warranties or covenants under Sections 10.2(a)(i) or 10.2(b)(i) unless and until the aggregate amount of the Indemnifiable Losses incurred by the Indemnitee caused thereby exceeds $600,000 (the "Threshold Amount"), in which event (subject to Section 10.3(b)), such Indemnitee may assert its right to indemnification hereunder in the amount of its Indemnifiable Losses arising from such breaches in excess of the Threshold Amount.

    (b) Notwithstanding any other provision of this Agreement, the indemnification obligations of Seller, under Section 10.2(a)(i), on the one hand, and of Buyer, under Section 10.2(b)(i), on the other hand, will not exceed $17,000,000; provided, however, that the indemnification obligations of Seller with respect to any and all Indemnifiable Losses relating to, resulting from or arising out of any breach by Seller of the representations or warranties contained in Sections 3.16 and 3.18 will not be governed by this Section 10.3(b), but may be limited by Section 10.4(c).

    Section 10.4  Defense of Claims.

    (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under Article X of this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

    (b) If, within twenty calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 10.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 10.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee if an Indemnifying Party assumes the defense of any Third Party Claim, (i) the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or (ii) settle, compromise or consent to the entry of any judgment with respect to such claim unless such settlement, compromise or consent imposes no finding or admission of any violation or fault with respect to any Healthcare Fraud Law. If a firm offer is made to settle a Third Party Claim, (x) without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and

(y) not involving a settlement, compromise or consent which imposes a finding or admission of any violation or fault with respect to any Healthcare Fraud Laws, the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within twenty calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer.

    (c) If, as a result of the Indemnifying Party's refusal to settle any Third Party Claim, the Indemnitee has been notified in writing by the applicable Governmental Entity that it or any of its affiliates, in either case, who is a healthcare provider (including their respective officers, directors, and employees) is subject to an investigation for a violation which could result in the exclusion of the Indemnitee or any of its Affiliates from eligibility to receive future payment directly or indirectly under a federal or state healthcare program pursuant to 42 U.S.C. §§ 1320a-7 or 1320a-7a, 31 U.S.C. §§ 3801-3812, 5 U.S.C. § 8902a, C.F.R. 199.9 or similar federal or state statutes and regulations authorizing a Governmental Entity to suspend, debar or exclude a Person from payments under a federal or state healthcare insurance program, or could result in the temporary withholding or suspension of claims payments under such a program, the Indemnitee may, upon thirty (30) days notice (or a shorter period, if such shorter period is required to protect Indemnitee's rights) to the Indemnifying Party, assume, settle and pay such Third Party Claim. The Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall be limited to the amount a reasonable defendant would pay a plaintiff in settlement of such Third Party Claim, without regard to the risk that the claim would result in the exclusion of Indemnitee or any of its Affiliates (as described in the preceding sentence) other than with respect to the Business. If the Indemnifying Party and the Indemnitee are unable to resolve all of their disagreements with respect to the amount of such indemnification obligation (a "Healthcare Indemnity Dispute") within 45 days of the notice to the Indemnifying Party of the settlement of the Third Party Claim, they shall refer any unresolved Healthcare Indemnity Dispute to a judge retired from the United States District Court for the Southern District of California, from the San Diego Superior Court, or from the Second Appellate District of the California Court of Appeals (the "Indemnity Arbitrator") for arbitration (the "Arbitration"). The Indemnity Arbitrator is not empowered to modify or change the Transaction Agreements, and each party hereto hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Healthcare Indemnity Dispute. The Indemnity Arbitrator's determination shall be final and binding upon the parties hereto and the parties hereby specifically waive their rights to any appeals or other review. The fees and expenses of the Indemnity Arbitrator shall be paid one-half by the Indemnifying Party and one-half by the Indemnitee. The Arbitration shall be subject to the following procedures:

  (i)
  Each party shall submit to the Indemnity Arbitrator, with a copy to the attorney for the other party, by personal service not later than ten (10) business days prior to the Arbitration: (x) a brief of no greater than twenty (20) pages in length, setting forth the party's position on the issues to be arbitrated; (y) a list of the names and addresses of all witnesses on whose testimony the party intends to rely; and (z) all exhibits on which the party intends to rely.

  (ii)
  Prior to the Arbitration, each side shall be entitled to take one deposition of no more than four (4) hours.

  (iii)
  During the Arbitration, each party shall be allowed no more than four (4) hours to present its position, including any direct examination of witnesses. If the parties, or either party, desire to cross-examine any of the other party's witnesses, cross-examination shall be limited to two (2) hours for each party as to all witnesses cross-examined. Upon presentation of the parties' respective positions, the parties and/or their counsel shall be allowed to discuss or argue the submissions for no longer than one (1) hour each, including any rebuttals, such that the entire Arbitration shall be completed within two (2) days.

  (iv)
  The Arbitrator, after considering the respective presentations, shall issue a written decision to counsel for the parties not later than five (5) business days after the Arbitration stating the Arbitrator's decision.

    (d) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

    (e) A failure to give timely notice or to include any specified information in any notice as provided in Sections 10.4(a), 10.4(b), 10.4(c) or 10.4(d) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

    Section 10.5  Exclusive Remedy.  If the Closing occurs, Buyer's rights to indemnification set forth in this Agreement, but not the other Transaction Agreements, (other than for breaches of post-closing covenants) shall constitute Buyer's exclusive remedy in law for claims made with respect to matters covered thereunder (other than claims for fraud), and Buyer expressly waives and relinquishes, on behalf of itself, its successors and any assigns, any and all such rights, claims, or remedies such person may have under any applicable law, as presently in force or hereafter enacted, promulgated, or amended or at common law.

    Section 10.6  Treatment for Tax Purposes.  All indemnification payments made under this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price.

ARTICLE XI

MEDICAL MALPRACTICE INDEMNIFICATION

    Section 11.1  Medical Malpractice Liability Indemnification.

    (a) Seller will indemnify, defend and hold harmless Buyer and Buyer will indemnify, defend and hold harmless Seller from and against any and all losses, damages, charges, penalties, claims, demands, actions, suits or proceedings, settlements and compromises relating thereto and reasonable fees and expenses for outside counsel and experts in connection therewith, reduced by the amount of recoverable insurance proceeds and increased by the amount of any retrospective premium adjustments, experience based premium adjustments or other costs related to the recovery of such proceeds, arising out of or relating to the Medical Malpractice Liabilities ("Medical Malpractice Losses") such that each of Buyer and Seller shall be responsible for fifty percent (50%) of the initial $8,000,000 of the aggregate Medical Malpractice Losses incurred by the Company (the "Medical Malpractice Threshold"). Seller shall indemnify, defend and hold harmless Buyer from and against one hundred percent (100%) of the aggregate Medical Malpractice Losses incurred by the Company in excess of the Medical Malpractice Threshold.

    (b) Notwithstanding anything to the contrary contained in this Agreement, Seller shall have no liability under this Agreement in respect of Medical Malpractice Losses of the Company or any other indemnified party that are attributable to any alleged malpractice of Buyer or any of its affiliates (including, without limitation, the Company and the Company's employees) that occur on or after the Closing Date.

    (c) As Medical Malpractice Losses are incurred pursuant to Section 11.1(a), the party incurring such Medical Malpractice Losses shall bill the other party for its pro rata share of such Medical Malpractice Losses on a monthly basis. The party billed shall pay its pro rata share to the party incurring such Medical Malpractice Losses promptly after being billed.

    Section 11.2  Notice of Claim; Defense.

    (a) If Buyer receives notice of the assertion or commencement of any third-party claim indemnifiable under Section 11.1 of this Agreement (a "Medical Malpractice Third Party Claim") against such Buyer with respect to which Seller is obligated to provide indemnification under Article XI of this Agreement, Buyer will give Seller reasonably prompt written notice thereof, but in any event not later than 10 calendar days after receipt of such notice of such Medical Malpractice Third Party Claim. Such notice by Buyer will describe the Medical Malpractice Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Medical Malpractice Loss that has been or may be sustained by Buyer. Seller will have the right to participate in, or, by giving written notice to Buyer, to assume, the defense of any Medical Malpractice Third Party Claim at Seller's own expense and by Seller's own counsel (which counsel, prior to reaching the Medical Malpractice Threshold, shall be reasonably satisfactory to Buyer), and Buyer will cooperate in good faith in such defense.

    (b) If, within twenty calendar days after giving notice of a Medical Malpractice Third Party Claim to Seller pursuant to Section 11.2(a), Buyer receives written notice from Seller that Seller has elected to assume the defense of such Medical Malpractice Third Party Claim as provided in the last sentence of Section 11.2(a), Seller will not be liable for any legal expenses subsequently incurred by Buyer in connection with the defense thereof; provided, however, that prior to reaching the Medical Malpractice Threshold, Buyer shall be entitled to engage separate, outside legal counsel, the reasonable fees and expenses of whom shall be included in Medical Malpractice Losses and subject to Section 11.1(a). If Seller chooses to defend or prosecute any Medical Malpractice Third Party Claim, Buyer shall agree to any settlement, compromise or discharge of such Medical Malpractice Third Party Claim that Seller may recommend and that, by its terms, discharges Buyer from the full amount of liability in connection with such Medical Malpractice Third Party Claim (taking into account the indemnification provided in this Article XI) without any finding or admission of any violation or fault with respect to any Healthcare Fraud Laws. Except as set forth in the preceding sentence, none of Seller, Buyer, any of their respective Affiliates or the Company may settle or otherwise dispose of any claim for which Seller or Buyer may have a liability under this Article XI without the prior written consent of the other party, which consent shall not be unreasonably withheld; unless the party wishing to settle fully indemnifies the other party in writing with respect to such liability in a manner reasonably satisfactory to such other party. No indemnified party shall take any action the purpose of which is to prejudice the defense of any claim subject to indemnification hereunder or to induce a third party to assert a claim subject to indemnification hereunder.

    (c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 11.2(a) or 11.2(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

    Section 11.3  Sole Remedy.  Buyer's right to indemnification provided in Section 11.1(a) shall constitute the sole remedy for Medical Malpractice Liabilities incurred by the Company or Buyer or any of their respective affiliates, and Seller shall have no other liability for damages, charges, deficiencies, penalties, claims, demands, actions, suits or proceedings, settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith to Buyer with respect to the Medical Malpractice Liabilities.

    Section 11.4  Survival of Medical Malpractice Liabilities Provisions.  Any claim to be made pursuant to this Article XI must be made within three (3) years following the Closing Date; provided, however, that the Indemnitee may make a claim immediately prior to the expiration of such three-year period to the Indemnifying Party which the Indemnitee believes in good faith would reasonably be expected to result in a Medical Malpractice Third Party Claim even if such Medical Malpractice Third Party Claim has not been made, so long as such claim is described with reasonable specificity.

ARTICLE XII

DEFINITIONS AND INTERPRETATION

    Section 12.1  Definitions.  For all the purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

    "Arbitration" shall have the meaning set forth in Section 10.4(c) hereof.

    "Arbitrator" shall have the meaning set forth in Section 1.4 hereof.

    "Accounts Receivable" shall have the meaning set forth in Section 3.28 hereof.

    "Active Employees" shall have the meaning set forth in Section 6.1 hereof.

    "ADSP" shall have the meaning set forth in Section 9.2 hereof.

    "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

    "Affiliated Group" shall mean any affiliated, combined, consolidated or unitary group for income Tax purposes of which the Company is a member.

    "Balance Sheet Date" shall mean December 31, 2000.

    "Baxter" shall have the meaning set forth in Section 9.3(a) hereof.

    "Baxter Tax Sharing Arrangement" shall have the meaning set forth in Section 9.3(a) hereof.

    "Benefit Continuation Period" shall have the meaning set forth in Section 6.2(a) hereof.

    "Business" shall mean the business of providing perfusion, autotransfusion and apherisis services, including the provision of related machines, supplies, products and related administrative services, the delivery of autologous growth factors to patients in spinal fusion procedures and the delivery of autologous growth factors to patients in other clinical procedures through perfusionists and clinical technicians, in each case as conducted prior to Closing by the Company in the United States and through Edwards Lifesciences Sales Corporation in Puerto Rico. As the context requires, the "Business" refers to (i) the Company and (ii) Edwards P.R., in so far as it relates to the business described in the preceding sentence.

    "By-laws" shall mean the by-laws of the Company as currently in effect.

    "Certificate of Incorporation" shall mean the certificate of incorporation of the Company as currently in effect.

    "Closing" shall mean the closing referred to in Section 2.1 hereof.

    "Closing Date" shall mean the date on which the Closing occurs.

    "Closing Working Capital" shall mean the Working Capital as of the Closing Date.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Company Plan" shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other material "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination, change of control or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by (i) the Company or

(ii) Edwards P.R., for the benefit of any director, employee or former employee of the Company or an employee of Edwards P.R. set forth on Schedule 6.1(a)(ii).

    "Common Stock" shall mean the common stock, par value $10.00, of the Company.

    "Computer Software" shall mean computer software, data files, source and object codes, user interfaces, manuals and other specifications and documentation and all know-how relating thereto, in each case, used in the Business.

    "Confidentiality Agreement" shall mean a letter agreement dated January 16, 2001 between Seller and Buyer.

    "Copyrights" shall mean U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register same, in each case, used in the Business.

    "Direct Claim" shall have the meaning set forth in Section 10.4(d) hereof.

    "Disclosure Schedule" shall mean the disclosure schedule of even date herewith delivered to Buyer by Seller simultaneously with the execution hereof.

    "Edwards P.R." shall mean Edwards Lifesciences Sales Corporation.

    "Elections" shall have the meaning set forth in Section 9.2 hereof.

    "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

    "Environmental Law" shall mean any law or regulation of any Governmental Entity relating to (a) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (b) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment.

    "Environmental Permits" shall mean all licenses, permits, authorizations, registrations, certifications, certificates of occupancy, franchises and approvals of any nature (other than Health Care Permits and Permits) issued by any Governmental Entity, pursuant to any Environmental Law, to the Company or with respect to the Business.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Exclusivity Agreement" shall mean the exclusivity agreement, dated May 10, 2001, between Franconia Acquisition LLC, Fresenius Medical Care Holdings, Inc., Edwards Lifesciences (U.S.) Inc. and Edwards Lifesciences Cardiovascular Resources, Inc.

    "Financial Statements" shall mean the unaudited balance sheet of the Company as of December 31, 2000 and the related statements of income and cash flow for the fiscal year then ended, including the notes thereto attached hereto as a part of Exhibit B.

    "GAAP" shall mean United States generally accepted accounting principles, as in effect from time to time.

    "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

    "Hazardous Materials" shall mean any substance or material designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law.

    "Health Care Governmental Entity" means any Governmental Entity, which governs or has oversight over the delivery or reimbursement of healthcare products or services provided by the Company, including without limitation, HCFA, and the health department or health licensing department of any federal, state or local Governmental Entity.

    "Health Care Permits" shall mean all licenses, permits, authorizations, registrations, certifications, certificates of occupancy and franchises of any nature (other than Environmental Permits and Permits) issued by any Health Care Governmental Entity to the Company or with respect to the Business.

    "Healthcare Fraud Laws" shall have the meaning set forth in Section 3.18(a) hereof.

    "Healthcare Indemnity Dispute" shall have the meaning set forth in Section 10.4(c) hereof.

    "HCFA" means the Health Care Financing Administration, a division of the United States Department of Health and Human Services.

    "Hospital Contracts" shall mean the agreements between the Business and its hospital customers set forth on Schedule 3.10, representing, in the aggregate, 80% of revenues of the Business from such customers for the twelve-month period ended December 31, 2000.

    "Inactive Employees" shall have the meaning set forth in Section 6.1 hereof.

    "Indemnifiable Losses" shall have the meaning set forth in Section 10.1(b) hereof.

    "Indemnified Party" shall have the meaning set forth in Section 9.5(a) hereof.

    "Indemnifying Party" shall have the meaning set forth in Section 10.1(b) hereof.

    "Indemnitee" shall have the meaning set forth in Section 10.1(b) hereof.

    "Indemnity Arbitrator" shall have the meaning set forth in Section 10.4(c) hereof.

    "Indemnity Payment" shall have the meaning set forth in Section 10.1(b) hereof.

    "Intellectual Property" shall mean all of the following: Trademarks, Patents, Copyrights, Computer Software, Trade Secrets and Licenses.

    "Interim Balance Sheet" shall mean the unaudited balance sheet of the Business as of March 31, 2001, attached hereto as a part of Exhibit B.

    "IRS" shall mean the Internal Revenue Service.

    "Knowledge of Seller" shall mean the actual knowledge of any Person listed on Schedule 12.1, each of whom Seller has provided a draft of the Agreement and asked each such Person to review.

    "Lease" shall mean each lease pursuant to which the Company leases any real or personal property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $10,000 per annum).

    "Licenses" shall mean all licenses and agreements pursuant to which the Company or the Business has acquired rights in or to any Trademarks, Patents or Copyrights used by or for the benefit of the Business, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any Trademark, Patent or Copyright which is material to the conduct of the Business as presently conducted.

    "Lien" shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, or encumbrance of any kind or nature.

    "Material Adverse Effect" with respect to the Business, Seller or Buyer, as the case may be, shall mean a material adverse effect on the business, results of operations, assets or financial condition of the Business, Seller or Buyer and their respective subsidiaries, taken as a whole, as the case may be.

    "Material Contract" shall mean any contract, including Leases (other than a Hospital Contract or any other contract pursuant to which the Business provides services, supplies or equipment to any of the customer accounts listed on Schedule 3.10(ii)) to which the Company or Edwards P.R. is a party or to which the Business or any of its respective properties is subject or by which neither of them is bound that (a) obligates the Business to pay or repay, or that the Business reasonably believes, based on prior annual revenues, entitles the Business to receive an amount in cash, goods, services or material in excess of $100,000 per year after the date hereof, (b) otherwise materially restricts the business activities of the Business, (c) provides for the extension of credit in excess of $100,000 other than in the ordinary course of business, (d) materially limits the conduct of the Business or (e) provides for a guaranty of a debt or obligation in excess of $100,000.

    "Medical Malpractice Liability" shall mean any claim, action, suit, proceeding, arbitration, order or investigation brought by a third party relating to an occurrence or alleged occurrence of medical malpractice or similar torts relating to the provision of healthcare services to patients committed or allegedly committed by the Business or any of its employees as of or prior to the Closing Date.

    "Medical Malpractice Losses" shall have the meaning set forth in Section 11.1 hereof.

    "Medical Malpractice Third Party Claim" shall have the meaning set forth in Section 11.2(a) hereof.

    "Medical Malpractice Threshold" shall have the meaning set forth in Section 11.1(a) hereof.

    "Noncompetition Agreement" shall mean the noncompetition agreement between Seller and Buyer substantially in the form attached hereto as Exhibit A.

    "Objections" shall have the meaning set forth in Section 1.4 hereof.

    "Obligations" shall have the meaning set forth in Section 13.1 hereof.

    "P.R. Asset Purchase Agreement" shall mean the asset purchase agreement between Edwards P.R. and the Company.

    "Patents" shall mean issued U.S. and foreign patents and patent pending applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights, in each case, used in the Business.

    "Permits" shall mean all licenses, permits, authorizations, registrations, certifications, certificates of occupancy, franchises and approvals of any nature (other than Health Care Permits and Environmental Permits) issued by any Governmental Entity to the Company or with respect to the Business.

    "Permitted Encumbrances" shall mean any exception or exclusion set forth on the (i) Commitment for Title Insurance (ALTA), No. 335266, dated February 25, 2001, prepared by Fidelity National Title Insurance Company of New York for 907 Inverness, Hilton Head, South Carolina, and (ii) CLTA Preliminary Report, No. 00111200, dated February 5, 2001, prepared by Western Title Company, Inc. for 578 Douglas Court, Incline Village, Nevada, as each of the foregoing may be amended or supplemented by the respective title companies prior to Closing.

    "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

    "Pre-Closing Tax Returns" shall have the meaning set forth in Section 9.1(a) hereof.

    "Preliminary Working Capital" shall mean $16,900,000.

    "Purchase Price" shall mean the amount set forth in Section 1.2 hereof.

    "Real Property" shall mean all real property that is owned by the Business or that is reflected as an asset of the Business in the Financial Statements.

    "Retained Employees" shall have the meaning set forth in Section 6.1 hereof.

    "Savings Plans" shall have the meaning set forth in Section 6.2(c) hereof.

    "Securities Act" shall mean the Securities Act of 1933, as amended.

    "Seller Financial Statements" shall mean the unaudited balance sheet of Seller as of December 31, 2000 and the related statements of income and cash flow for the fiscal year then ended.

    "Seller's 401(k) Plan" shall have the meaning set forth in Section 6.2(c) hereof.

    "Shares" shall have the meaning set forth in Section 1.1 hereof.

    "Straddle Period" shall have the meaning set forth in Section 9.1(b) hereof.

    "Subsidiary" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interest having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

    "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, additions to tax and penalties thereto.

    "Tax Claim" shall have the meaning set forth in Section 9.5(a) hereof.

    "Tax Indemnifying Party" shall have the meaning set forth in Section 9.5(a) hereof.

    "Tax Notice" shall have the meaning set forth in Section 9.5(a) hereof.

    "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement or other document (including any related or supporting information) required to be filed with respect to Taxes, including any amendment thereof.

    "Third Party Claim" shall have the meaning set forth in Section 10.1(b) hereof.

    "Threshold Amount" shall have the meaning set forth in Section 10.3(a) hereof.

    "Trademarks" shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same, in each case, used in the Business.

    "Trade Secrets" shall mean all trade secrets and confidential business information, including without limitation, all research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, in each case, used in the Business.

    "Transaction Agreements" shall mean this Agreement and the Noncompetition Agreement.

    "Transactions" shall mean all of the transactions provided for or contemplated by the Transaction Agreements.

    "Transfer Taxes" shall mean all sales (including bulk sales), use, transfer (including real property transfers or gains), filing, recording, ad valorem, privilege, documentary, gains, gross receipts, registrations, conveyance, excise, license, stamp, duties or similar Taxes and fees, together with any interest, additions to tax and penalties applicable thereto.

    "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. §§ 2101 et seq.

    "Working Capital" shall mean (a) the sum of cash, trade receivables (less trade receivables allowances), inventory, other receivables, other current assets and prepaid expenses minus (b) accounts payable, accrued wages, accrued benefits, accrued litigation reserves, accrued sales tax and other accrued current liabilities of the Business (and, in neither case, shall include intercompany indebtedness subject to cancellation pursuant to Section 5.7).

    Section 12.2  Interpretation.

    (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    (b) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

    (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

    (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

    (f)  A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

    (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE XIII

GUARANTY

    Section 13.1  Guaranty.  Parent hereby unconditionally, irrevocably and absolutely guaranties, as primary obligor and not merely as surety, the due and punctual performance and payment in full of all Obligations when the same shall be required to be performed or become due hereunder. The term "Obligations" includes any and all obligations of Buyer now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, and however, arising under or in connection with the Transaction Agreements, including, without limitation, Buyer's obligation to pay the Purchase Price.

    Section 13.2  Waiver of Rights.  Parent waives any right to (a) require Seller to proceed against Buyer; or (b) pursue any other remedy Seller may have whatsoever. Parent further agrees to pay all costs and expenses, including, without limitation, attorneys fees and related costs, at any time paid or incurred by Seller in endeavoring to enforce this Article 13. This guaranty is absolute and unconditional and shall not be affected by any act or thing whatsoever, except as expressly provided herein. This guaranty is not an accommodation, but rather a material consideration bargained for by Seller in agreeing to enter into the transactions contemplated by this Agreement. Parent waives all defenses to payment or performance available to guarantors or sureties by virtue of being guarantors or sureties and that are not otherwise available to the primary obligor.

    Section 13.3  Discharge of Obligations; Assignment.  In its performance of the foregoing guaranty, Parent shall be subject to all of the obligations of Buyer and shall be entitled to assert any facts or circumstances constituting a material breach of this Agreement by Seller or which would constitute a legal or equitable discharge of any Obligation of Buyer hereunder. The foregoing notwithstanding, Parent shall not be released or discharged from its obligations under this Article 13 by reason of any assignment of this Agreement by Buyer or Seller permitted by Section 14.9 and, upon any such assignment, the obligations under this Article 13 and this guaranty shall continue in full force and effect with respect to the obligations of any such assignee and one or more subsequent assignees hereunder.

ARTICLE XIV

MISCELLANEOUS

    Section 14.1  Fees and Expenses.  Except as otherwise expressly contemplated by this Agreement, all costs and expenses incurred in connection with the Transaction Agreements and the Transactions shall be paid by the party incurring such costs and expenses. Seller shall cause the Company not to incur any out-of-pocket costs or expenses in connection with the Transaction Agreements or the Transactions.

    Section 14.2  Amendment and Modification; Waivers and Extensions.

    (a) No amendment, modification or termination of this Agreement shall be binding upon any other party unless executed in writing by the parties hereto intending to be bound thereby.

    (b) Any party to this Agreement may waive any right, breach or default which such party has the right to waive; provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No failure or delay in exercising any right, power or privilege hereunder shall be deemed a waiver or extension of the time for performance of any other obligations or acts nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

    Section 14.3  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, facsimiled (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Buyer, to:

    Fresenius Medical Care North America
    95 Hayden Avenue
    Lexington, Massachusetts 02420
    Attention: Law Department
    Telephone: (800) 662-1237
    Facsimile: (781) 402-9713

with a copy (which shall not constitute notice) to:

    GoodSmith, Gregg & Unruh
    105 West Adams, 26th Floor
    Chicago, Illinois 60603
    Attention: Marilee C. Unruh, Esq.
    Telephone: (312) 322-1988
    Facsimile: (312) 322-0056

if to Seller to:

    Edwards Lifesciences (U.S.) Inc.
    One Edwards Way Irvine, California 92614
    Telephone: (949) 250-2612
    Facsimile: (949) 250-6868
    Attention: John H. Kehl, Jr.

with a copy (which shall not constitute notice) to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    300 South Grand Avenue, Suite 3400
    Los Angeles, California 90071-3144
    Attention: Joseph J. Giunta, Esq.
    Telephone: (213) 687-5000
    Facsimile: (213) 687-5600

    Section 14.4  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 14.5  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Disclosure Schedule and the Exhibits hereto, and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, shall inure to the benefit of each of the parties and their respective successors and permitted assigns and is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

    Section 14.6  Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

    Section 14.7  Governing Law.  The Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

    Section 14.8  Jurisdiction and Consent to Service.  In accordance with the laws of the State of New York the parties (a) agree that any suit, action or proceeding arising out of or relating to this Agreement be brought in the state or federal courts of New York; (b) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of the Transaction Agreements; (c) waive any objection which any of them may have to the laying of venue in any such suit, action or proceeding in any such court and waive any defense of forum non conveniens; and (d) agree that service of any court paper in any such suit, action or proceeding may be made in the same manner in which notices may be given pursuant to Section 14.3 of this Agreement.

    Section 14.9  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, however, that Buyer may assign without Seller's consent any or all of its rights, interests and obligations hereunder to any Affiliate of Buyer or to any affiliate of Buyer in which it does not hold a majority interest; provided, further, that any such affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, and no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    Section 14.10  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

    Section 14.11  Disclosure Schedule.

    (a) The disclosures in the Disclosure Schedule shall be deemed to relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, except as specifically cross-referenced.

    (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth in the Disclosure

Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

    Section 14.12  Regulatory Matters.  The Purchase Price to be paid by Buyer to Seller for the purchase of the Shares and the covenants of Seller hereunder and in the Transaction Agreements has been determined by the parties through good-faith and arm's-length bargaining to be the fair market value of the Shares. No amount paid by Buyer to Seller hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of patients by Seller to Buyer or any Affiliate thereof.

    Section 14.13  Post-Closing Confidentiality.  After the Closing, Seller shall, and shall cause its Affiliates to, continue to maintain the confidentiality of all confidential information, documents and materials relating to the Business or Buyer, respectively, including all such materials which remain in the possession of Seller, except to the extent that the disclosure of any such confidential information is required by law or authorized by the Company or Buyer, respectively or reasonably occurs in connection with disputes over the terms of this Agreement. In the event that Seller reasonably believes after consultation with counsel that it or any of its Affiliates is required by law to disclose any confidential information described in this Section 14.13, it will (i) provide the Company or Buyer, respectively, with prompt notice before such disclosure in order that it may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with the Company or Buyer, respectively, in attempting to obtain such order or assurance.

    Section 14.14  Post-Closing Further Assurances.  From time to time after the Closing Date, without further consideration, Seller will, at Buyer's expense, execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer may reasonably request in order to more effectively vest in Buyer good title to the Shares or to more effectively vest in Company good title to the assets of the Business. From time to time after the Closing Date, without further consideration, Buyer will, at Buyer's expense, execute and deliver such documents to Seller as Seller may reasonably request in order to consummate the sale of the Shares.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

EDWARDS LIFESCIENCES (U.S.) INC.
By

Name:
Title:
FRANCONIA ACQUISITION LLC
By

Name:
Title:
FRESENIUS MEDICAL CARE HOLDINGS, INC.
By

Name:
Title:

EXHIBIT A

Noncompetition Agreement

EXHIBIT B

Financial Statements
and Interim Balance Sheet

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TABLE OF CONTENTS
ARTICLE I PURCHASE AND SALE OF SHARES
ARTICLE II THE CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER
ARTICLE V COVENANTS OF THE PARTIES
ARTICLE VI EMPLOYEES AND EMPLOYEE BENEFITS
ARTICLE VII CLOSING CONDITIONS
ARTICLE VIII TERMINATION
ARTICLE IX CERTAIN TAX MATTERS
ARTICLE X SURVIVAL AND INDEMNIFICATION
ARTICLE XI MEDICAL MALPRACTICE INDEMNIFICATION
ARTICLE XII DEFINITIONS AND INTERPRETATION
ARTICLE XIII GUARANTY
ARTICLE XIV MISCELLANEOUS
EXHIBIT A
EXHIBIT B